Exhibit (k)(2)(3)

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EXPENSE LIMITATION

AND REIMBURSEMENT AGREEMENT

FS MVP Private Markets Fund

This Amendment No. 1 (this “Amendment”), dated as of July 24th, 2026, to the Amended and Restated Expense Limitation and Reimbursement Agreement, dated as of January 1, 2026 (the “Agreement”), by and between FS MVP Private Markets Fund, a Delaware statutory trust (the “Fund”), and Portfolio Advisors, LLC, an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940 (the “Adviser”), is entered into by and between the Fund and the Adviser. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and the Adviser entered into the Agreement, which by its terms has a term ending one (1) year from January 1, 2026;

WHEREAS, in connection with the Fund’s registration of additional shares and the anticipated filing of a registration statement on Form N-2 on or about July 29, 2026, the parties desire to extend the term of the Agreement through July 29, 2027 in order to ensure that the expense limitations set forth in the Agreement remain in effect for at least one year from the effective date of such registration statement;

WHEREAS, Section 9 of the Agreement provides that the Agreement may be amended by written instrument executed by the parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 3 (Term). Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Unless sooner terminated by the Board of Trustees of the Fund (the “Trustees”) as provided in Section 4 of this Agreement, this Agreement will have a term ending July 29, 2027.”

2. No Other Amendments. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms, and all references in the Agreement to “this Agreement” (and correlative terms) shall, from and after the effective date of this Amendment, refer to the Agreement as amended by this Amendment.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware and the applicable provisions of the 1940 Act, in each case consistent with Section 8 of the Agreement.

Exhibit (k)(2)(3)

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (including PDF or DocuSign) shall have the same force and effect as original signatures.

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Exhibit (k)(2)(3)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

FS MVP PRIVATE MARKETS FUND

By: /s/ Michael C. Forman

Name: Michael C. Forman

Title: Chief Executive Officer and President

PORTFOLIO ADVISORS, LLC

By: /s/ Charles Harper

Name: Charles Harper

Title: Managing Director